1st Quarter 2005 EARNINGS CONFERENCE CALL
                               Michael Geltzeiler
                                October 28, 2004


Thanks, Tom.


I will briefly review our cash flow performance and debt position, and provide a status update on the sales of non-strategic assets and certain one-time items reported this quarter.

As expected, we reported a net use of cash in the first quarter of fiscal 2005. This is typical for our business. Our first quarter is a period of seasonally low business volumes, while we incur outlays for the build-up of working capital at QSP and Books Are Fun for their fall campaigns.

Free cash flow was a net use of $87 million for the quarter. This compares to a use of $71 million in the first Quarter of Fiscal
2003. The comparatively higher use of cash this year versus last, is attributed primarily to timing issues. Working capital was higher in Q1 attributed to earlier and larger outflows of inventory purchases at Books Are Fun and timing of promotion and product shipments in certain International markets. Additionally, cash interest payments were higher in the current quarter, as interest on our public debt is paid semi-annually versus bank debt that it replaced which is paid quarterly and we generated approximately
$4 million in cash from asset sales in the prior year.

Total debt increased by $77 million to $799 million as of September 30th. We were particularly effective in repatriating idle foreign cash this quarter enabling us to reduce our cash on hand by $14 million to $36 million. We utilized our revolver to finance the first quarter working capital build.

Looking ahead, the second quarter is our strongest period for operating and cash flow performance. During the second quarter, we expect to fully pay-down our revolver, as well as make an additional principal payment on the term loans. Additionally, we expect to generate proceeds in the second quarter from the sale and partial leaseback our Westchester HQ facility, which will also be used to repay debt. We are confirming our Full Year guidance that free cash flow will exceed the $172 million reported last year, with additional proceeds arising from the sale of our HQ facility.

During the quarter, we made considerable progress in our effort to divest and monetize non-productive assets. We have recently completed transactions to sell a UK magazine called Moneywise and a US publication called Crafting Traditions. Both magazines were determined to be non-strategic to our overall magazine portfolio. We also successfully sold the Gifts.com URL. These three transactions will be reported in our second quarter results.

During the second quarter, we expect to complete the agreement to sell and partially leaseback our Westchester Headquarter facility. As previously announced, we have sold our Australian facility and expect to close on this transaction in December. We have also sublet excess space at our Canary Wharf offices in the UK and negotiated a sale of our Portuguese facility, with closing planned for our Fiscal third quarter.

As previously announced, effective July 1st, we have begun to expense all magazine direct-response promotion costs as incurred. Previously, certain of these costs were deferred and amortized over the future benefit periods. After voluntary consultation with the SEC and our public accountants, it was determined that the existing deferred promotion balance would need to continue to be amortized over its useful life.
Excluding the amortization of the historic asset, the change is expected to have a minimal impact on the full fiscal year but will result in timing differences in year-to-year quarterly comparisons. In Fiscal 2005, first half results will include a higher proportion of the year's promotion expenses because mail
volumes are greater during this period.  Full Year   results will
be negatively affected by a non-cash $77 million or $0.49 per share charge related to recognizing the historical deferred promotion balance. Our bank covenants have been amended to exclude the impact of this charge.

Lastly, this quarter we have made a minor change to our segment reporting to reflect a change in management reporting. Financial Services and RD Young Families have been moved from Consumer Business Services to RD North America. Prior year balances have also been restated.

Tom and I will now take your questions.